                                                                EXHIBIT 23.2


                 Consent of Ernst & Young, Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 5, 1999, except for Note 1 - Common Control Merger, as to which the date is May 13, 1999, in Amendment No. 1 to Registration Statement (Form S-4) and related Prospectus of Alliance Imaging, Inc., to be filed with the Securities and Exchange Commission on or about June 13, 2001, for the registration of $260,000,000 aggregate principal amount at maturity of 10 3/8% Senior Subordinated Notes due 2011.

                                       /s/ Ernst & Young LLP


Orange County, California
June 13, 2001